Exhibit 99.1

A123 Systems, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
A123 Systems, Inc.
Waltham, Massachusetts

We have audited the accompanying consolidated balance sheets of A123 Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2011, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes accessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of A123 Systems, Inc. and subsidiaries as of December 31, 2010 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2012 expressed an adverse opinion on the Company’s internal control over financial reporting because of a material weakness.

We have not audited any consolidated financial statements of the Company for any period subsequent to December 31, 2011. However, as discussed in Note 1 to the consolidated financial statements, on March 26, 2012, the Company launched a product recall and on May 11, 2012 the Company’s revolving credit facility was amended. These matters along with the Company’s historical net losses and negative operating cash flows raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of Financial Accounting Standards Board Accounting Standards Update 2011-5, Comprehensive Income (Topic 220) as amended.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 12, 2012

(May 30, 2012 as to the management plan note in Note 1 and as to the effects of the retrospective adoption of Financial Accounting Standards Board Accounting Standards Update 2011-5, discussed in Note 2)

A123 Systems, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2010	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$216,841	$186,893
Restricted cash and cash equivalents	9,367	668
Accounts receivable, net	28,106	47,200
Inventory	47,765	103,394
Deferred cost	1,022	6,256
Prepaid expenses and other current assets	8,006	8,011
Total current assets	311,107	352,422
Property, plant and equipment, net	143,998	145,203
Goodwill	9,581	9,581
Intangible assets, net	413	—
Long-term grants receivable	75,790	101,054
Deposits and other assets	11,768	5,745
Restricted cash and cash equivalents, net of current portion	1,993	—
Investments	21,508	11,897
Total assets	$576,158	$625,902
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit lines	$8,000	$38,094
Current portion of long-term debt	5,379	2,069
Current portion of capital lease obligations	1,571	1,740
Accounts payable	43,523	27,220
Accrued expenses	48,179	31,910
Other current liabilities	7,550	8,329
Deferred revenue	4,881	9,577
Deferred rent	132	181
Total current liabilities	119,215	119,120
Long-term debt, net of current portion	4,603	142,755
Capital lease obligations, net of current portion	18,655	17,336
Deferred revenue, net of current portion	29,836	35,303
Deferred rent, net of current portion	1,452	1,203
Other long-term liabilities	3,865	13,820
Total liabilities	177,626	329,537
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.001 par value—5,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2010 and December 31, 2011	—	—
Common stock, $0.001 par value—250,000,000 shares authorized; 105,194,073 and 134,342,974 shares issued and outstanding at December 31, 2010 and December 31, 2011, respectively	105	134
Additional paid-in capital	790,256	946,506
Accumulated deficit	(391,228)	(648,958)
Accumulated other comprehensive loss	(935)	(1,317)
Total A123 Systems, Inc. stockholders’ equity	398,198	296,365
Noncontrolling interest	334	—
Total stockholders’ equity	398,532	296,365
Total liabilities and stockholders’ equity	$576,158	$625,902

See notes to consolidated financial statements.

A123 Systems, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended December 31,
	2009	2010	2011
Revenue:
Product	$76,519	$73,826	$139,080
Services	14,530	23,486	20,067
Total revenue	91,049	97,312	159,147
Cost of revenue:
Product	83,778	94,277	232,092
Services	9,963	20,474	17,103
Total cost of revenue	93,741	114,751	249,195
Gross loss	(2,692)	(17,439)	(90,048)
Operating expenses:
Research, development and engineering	48,286	60,723	76,925
Sales and marketing	8,455	14,111	16,808
General and administrative	24,480	36,053	45,132
Production start-up	1,524	21,064	9,221
Total operating expenses	82,745	131,951	148,086
Operating loss	(85,437)	(149,390)	(238,134)
Other income (expense):
Interest income	165	135	19
Interest expense	(1,206)	(1,430)	(7,357)
Gain (loss) on foreign exchange	682	(560)	3
Unrealized loss on preferred stock warrant liability	(515)	—	—
Impairment of long-term investment			(11,612)
Other (expense) income, net	—	(849)	691
Total other expense, net	(874)	(2,704)	(18,256)
Loss from operations, before tax	(86,311)	(152,094)	(256,390)
Provision for income taxes	278	843	1,367
Net loss	(86,589)	(152,937)	(257,757)
Less: net loss attributable to the noncontrolling interest	810	377	27
Net loss attributable to A123 Systems, Inc.	(85,779)	(152,560)	(257,730)
Accretion to preferred stock	(45)	—	—
Net loss attributable to A123 Systems, Inc. common stockholders	$(85,824)	$(152,560)	$(257,730)
Net loss per share attributable to A123 Systems, Inc.—basic and diluted:	$(2.55)	$(1.46)	$(2.12)
Weighted average number of common shares outstanding—basic and diluted	33,669	104,364	121,583

See notes to consolidated financial statements.

A123 Systems, Inc.

Consolidated Statements of Comprehensive (Loss) Income

(in thousands)

	Year Ended December 31,
	2009	2010	2011
Net loss	$(86,589)	$(152,937)	$(257,757)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(663)	43	(382)
Total comprehensive loss	(87,252)	(152,894)	(258,139)
Less: net loss attributable to the noncontrolling interest	(810)	(377)	(27)
Less: foreign currency translation adjustments attributable to the noncontrolling interest	49	69	—
Comprehensive loss attributable to the noncontrolling interest	(761)	(308)	(27)
Comprehensive loss attributable to A123 Systems, Inc.	$(86,491)	$(152,586)	$(258,112)

See notes to consolidated financial statements.

A123 Systems, Inc.

Consolidated Statements of Stockholders’ (Deficit) Equity

(in thousands, except per share data)

	Series B-1 Convertible Preferred Stock, $0.001 Par Value		Common Stock, $0.001 Par Value		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity	Interest
BALANCE—January 1, 2009	1,493	$1	7,662	$8	$19,649	$(152,889)	$(197)	$(133,428)	$871
Accretion of redeemable convertible preferred stock to redemption value	—	—	—	—	(45)	—	—	(45)	—
Stock-based compensation	—	—	—	—	8,553	—	—	8,553	—
Exercise of stock options	—	—	141	—	369	—	—	369	—
Common stock issued in public offering, net of issuance costs	—	—	109	—	—	—	—	—	—
Exercise of common stock warrant	—	—	31,727	32	391,742	—	—	391,774	—
Conversion of redeemable common stock and convertible preferred stock to common stock and conversion of preferred stock warrant to common stock warrant	(1,493)	(1)	62,967	63	347,426	—	—	347,488	—
Net loss	—	—	—	—	—	(85,779)	—	(85,779)	(810)
Other comprehensive loss	—	—	—	—	—	—	(712)	(712)	49
BALANCE—December 31, 2009	—	$—	102,606	$103	$767,694	$(238,668)	$(909)	$528,220	$110
Stock-based compensation	—	—	—	—	11,762	—	—	11,762	—
Exercise of Stock options			2,156	2	4,299	—	—	4,301	—
Issuance of common stock	—	—	432	—	6,501	—	—	6,501	—
Purchase of subsidiary shares by noncontrolling interest holder			—	—	—	—	—	—	532
Net loss	—	—	—	—	—	(152,560)	—	(152,560)	(377)
Other comprehensive loss	—	—	—	—	—	—	(26)	(26)	69
BALANCE—December 31, 2010	—	$—	105,194	$105	$790,256	$(391,228)	$(935)	$398,198	$334
Stock-based compensation	––	––	—	—	14,085	—	—	14,085	—
Exercise of stock options	––	––	658	1	2,006	—	—	2,007	—
Vesting of restricted stock units	––	––	70	—	—	—	—	—	—
Issuance of common stock	––	––	28,421	28	140,159	—	—	140,187	—
Deconsolidation of subsidiary	––	––	—	—	—	—	—	—	(307)
Net loss	––	––	—	—	—	(257,730)	—	(257,730)	(27)
Other comprehensive loss	––	––	—	—	—	—	(382)	(382)	—
BALANCE—December 31, 2011	—	$—	134,343	$134	$946,506	$(648,958)	$(1,317)	$296,365	$—

See notes to consolidated financial statements.

A123 Systems, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2009	2010	2011
Cash flows from operating activities:
Net loss attributable to A123 Systems, Inc. and non-controlling interest	$(86,589)	$(152,937)	$(257,757)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,230	17,036	25,195
Noncash rent	506	896	(200)
Noncash foreign exchange gain on intercompany loan	(883)	(424)	—
Noncash loss on equity investments	—	849	791
Impairment of long-lived and intangible assets	931	758	4,354
Impairment of long-term investment	––	––	11,612
Unrealized loss on preferred stock warrant liability	515	—	—
Gain on asset transfer and subsequent deconsolidation of variable interest entity (VIE)	—	—	(1,255)
Loss on disposal of property and equipment	49	250	42
Amortization of debt issuance costs and noncash interest expense	65	306	2,629
Stock-based compensation	8,553	11,762	14,085
Changes in current assets and liabilities, excluding the effect of deconsolidation of VIE:
Accounts receivable	17	(9,401)	(19,844)
Inventory	(1,646)	(10,556)	(55,948)
Deferred cost		(664)	(5,234)
Prepaid expenses and other assets	1,975	(2,598)	(2,132)
Accounts payable	(4,339)	9,199	2,020
Accrued expenses	(474)	2,568	10,361
Deferred revenue	(5,487)	55	10,956
Other liabilities	18	5,066	8,735
Net cash used in operating activities	(73,559)	(127,835)	(251,590)
Cash flows from investing activities:
Decrease (increase) in restricted cash	(1,762)	(8,635)	10,692
Purchases of and deposits on property, plant and equipment	(39,430)	(177,233)	(123,278)
Proceeds from sale of property and equipment	19	—	—
Proceeds from government grant	—	78,187	33,665
Purchase of investments	—	(14,862)	(3,287)
Net cash used in investing activities	(41,173)	(122,543)	(82,208)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	395,812	—	140,187
Proceeds from government grant	3,900	9,750	900
Proceeds from exercise of stock options	369	4,301	2,007
Proceeds from revolving credit lines, net of issuance costs	—	—	37,753
Proceeds from issuance of debt, net of offering costs	8,584	2,500	138,824
Principal payments on revolving credit line	—	—	(8,000)
Principal payments on long term debt	(6,166)	(6,484)	(5,379)
Payments on capital lease obligations	(653)	(706)	(3,027)
Contributions from noncontrolling interest	—	532	600
Net proceeds from issuance of redeemable convertible preferred stock	99,590	—	—
Net cash provided by financing activities	501,436	9,893	303,865
Effect of foreign exchange rates on cash and cash equivalents	(92)	204	(15)
Net increase (decrease) in cash and cash equivalents	386,612	(240,281)	(29,948)
Cash and cash equivalents at beginning of period	70,510	457,122	216,841
Cash and cash equivalents at end of period	$457,122	$216,841	$186,893
Supplemental cash flow information—cash paid for interest	$1,189	$1,033	$3,696
Noncash investing and financing activities:
Issuance of note for consulting services	$830	$—	$—
Purchase of equipment under capital leases	$572	$20,022	$153
Increase in accounts payable and accrued expenses for property, plant and equipment	$1,939	$53,257	$9,584
Deferred offering costs included in accounts payable and accrued expenses	$221	$—	$—
Issuance of common stock for investment	$—	$7,495	$—
Fulfillment of government grants with advanced proceeds	$—	$12,790	$925

See notes to consolidated financial statements.

A123 Systems, Inc.

Notes to Consolidated Financial Statements

1. Nature of the Business

A123 Systems, Inc. (the “Company”) was incorporated in Delaware on October 19, 2001 and has its corporate offices in Waltham, Massachusetts. The Company designs, develops, manufactures and sells advanced rechargeable lithium-ion batteries and energy storage systems and provides research and development services to government agencies and commercial customers.

Management Plan Note—On March 26, 2012, the Company launched a field campaign to replace battery modules and packs that may contain defective prismatic cells produced at its Livonia, Michigan manufacturing facility. The cost of this field campaign is estimated at $51.6 million. In addition, the Company recorded an inventory charge of approximately $15.2 million related to inventory produced at its Michigan facilities that may be defective during the three months ended March 31, 2012. As a result of this field campaign and the charge for existing prismatic cell inventory, the Company must begin to rebuild its inventory and manage its backlog for existing customer orders while simultaneously replacing the defective customer modules and packs. Therefore, the Company expects to continue to incur significant net losses and negative operating cash flows over the next several quarters.

On May 11, 2012, the Company amended its revolving credit facility with its lead bank. This amendment eliminates the borrowing facility and provides for up to $15.0 million as security for letters of credit. All outstanding letters of credit are required to be cash collateralized at 105% of their face amount.

The above circumstances, along with the Company’s history and near term forecast of incurring significant net losses and negative operating cash flows, raise substantial doubt on the Company’s ability to continue as a going concern. Management is taking actions to raise additional capital to fund cash requirements and evaluating other strategic alternatives. The Company is actively engaged in discussions with strategic partners for substantial investments in the Company. In addition, the Company is evaluating various options to raise cash in the capital markets.

Management also continues to seek to reduce cash used in operating and investing activities, including by improving the Company’s gross margins, reducing operating expenses, and reducing working capital. Although the Company’s intent is to improve its operating efficiencies and to obtain additional financing, there is no assurance that the Company will be able to obtain such financing on favorable terms, if at all, or to successfully further reduce costs in such a way that would continue to allow the Company to operate its business.

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

2. Summary of Significant Accounting Polices

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company balances and transactions have been eliminated in consolidation.

In February 2011, the Company entered into an agreement to transfer certain of its assets held by its wholly owned Korean subsidiary to its joint venture with a quasi governmental entity in the Peoples’ Republic of China. For years ended December 31, 2009 and 2010, the joint venture was consolidated as a variable-interest entity, but did not have a material impact on the Company’s consolidated financial operations and did not represent a material portion of the Company’s total consolidated assets. The asset transfer and subsequent deconsolidation of the joint venture resulted in a $1.2 million gain recognized in other expense, net for the year ended December 31, 2011.

Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expense and related disclosures. The Company bases estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances.

The Company evaluates its estimates and assumptions on an ongoing basis. The Company’s actual results may differ from these estimates under different assumptions or conditions.

Revisions to Amounts Previously Presented—Certain prior period amounts have been reclassified to conform to the current period presentation. Deferred costs of $1.0 million for the year ended December 31, 2010 relating to costs of product shipments where title has passed to the customer but not all of the revenue recognition criteria have been met, have been reclassified from inventory to deferred costs in the consolidated balance sheets and consolidated statements of cash flows. Additionally, customer deposits received from customers of $6.2 million for products that have not been shipped, have been reclassified from deferred revenue to other current liabilities in the consolidated balance sheets and consolidated statements of cash flows.

Foreign Currency Translation and Remeasurement—The Company’s foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. Majority of the Company’s sales are denominated in U.S. dollars. During the second quarter of 2011, the Company’s foreign operations in Korea changed to a U. S. dollar foreign functional currency as a result of the asset transfer and deconsolidation of its joint venture. Prior to the change in the functional currency of our foreign operations in Korea, local currency denominated assets and liabilities are translated at the period-end exchange rates, and sales, costs and expenses are translated at the average exchange rates during the period. Gains or losses resulting from foreign currency translation attributable to the Company are included as a component of accumulated other comprehensive loss in the consolidated balance sheets. For foreign operations with the U.S. dollar as the functional currency, foreign currency denominated assets and liabilities are remeasured at the period-end exchange rates and related gains or losses are reflected as other expense in the consolidated statements of operations. Nonmonetary assets (e.g., inventories, and property, plant, and equipment) and related income statement accounts (e.g., cost of sales and depreciation) are remeasured at historical exchange rates. During the years ended December 31, 2009, 2010 and 2011, the Company recognized net gains (losses) on foreign exchange of $0.7 million, $(0.6) million and $0, respectively.

Cash and Cash Equivalents—Cash equivalents include short-term, highly-liquid instruments, consisting of money market accounts and short-term investments with original maturities of less than 90 days. The majority of cash and cash equivalents are maintained with major financial institutions in North America. Deposits with these financial institutions may exceed the amount of insurance provided on such deposits; however, these deposits may be redeemed upon demand and, therefore, bear minimal risk.

Restricted Cash and Cash Equivalents—Cash and cash equivalent accounts with any type of restriction are classified as restricted cash and cash equivalents. If the restriction is expected to be lifted in more than twelve months or will be used for the purchase of property, plant and equipment, the restricted cash and cash equivalent account is classified as non-current. The Company maintained compensating cash balances for letters of credit as security for facility leases and contracts in the amount of $10.4 million at December 31, 2010. The letters of credit related to contracts were released as of December 31, 2011 due to the achievement of certain milestones while the compensating cash balance requirement for facility leases were released upon entering into a new credit agreement in September 2011.

The Company classifies cash received from government grants as restricted cash when the funding is received in advance of using it for qualified expenditures. As of December 31, 2010 and 2011, $0.8 million and $0.7 million were recorded as restricted cash classified as current.

Government Grants—The Company recognizes government grants when there is reasonable assurance that the Company will comply with the conditions attached to the grant arrangement and the grant will be received. The Company evaluates the conditions of each individual grant as of each reporting period to ensure that the Company has reached reasonable assurance of meeting the conditions of each grant arrangement and that it is expected that the grant will be received as a result of meeting the necessary conditions. For example, if a grant has conditions where the Company must create and maintain a certain number of jobs, the Company records the grant in the period that it has evaluated and determined that the necessary number of jobs has been created and, based on the Company’s forecasts, it is reasonably assured that the jobs will be maintained during the required employment period. Government grants are recognized in the consolidated statements of operations on a systematic basis over the periods in which the Company recognizes the related costs for which the government grant is intended to compensate. Specifically, when government grants are related to reimbursements for cost of revenues or operating expenses, the government grants are recognized as a reduction of the related expense in the consolidated statements of operations over the period that the Company is required to comply with the conditions of the grants. For government grants related to reimbursements of capital expenditures, the government grants are recognized as a reduction of the basis of the asset and recognized in the consolidated statements of operations over the estimated useful life of the depreciable asset as reduced depreciation expense.

The Company records government grant receivables in the consolidated balance sheets in prepaid expenses and other current assets or long-term grant receivable, depending on when the amounts are expected to be received from the government agency. The Company does not discount long-term grant receivables. Proceeds received from government grants prior to expenditures being incurred are recorded as restricted cash and other current liabilities or other long-term liabilities, depending on when the Company expects to use the proceeds.

The Company classifies in the consolidated statements of cash flows grant proceeds received in advance of spending for qualified expenditures as a cash flow from financing activities, as the proceeds are used to assist in funding future expenditures. Grant proceeds received as reimbursements for capital expenditures previously incurred are classified in cash flows from investing activities and grant proceeds received as reimbursements for operating expenditures previously incurred are classified in cash flows from operating activities.

Accounts Receivable and Concentrations of Credit Risks—Accounts receivable are stated net of an allowance for contractual adjustments and uncollectible accounts, which are determined by establishing reserves for specific accounts and consideration of historical and estimated probable losses. The following table sets forth the activity in the allowance for each of the periods set forth below (in thousands):

	December 31, 2009	December 31, 2010	December 31, 2011
Beginning balance	$1,486	$1,661	$1,915
Provision	13	228	868
Write-offs and adjustments	162	26	(1,693)
Ending balance	$1,661	$1,915	$1,090

The unbilled portion of accounts receivable from certain government research and development contracts included in the accounts receivable balance was $0.8 million and $0 at December 31, 2010 and 2011, respectively. The unbilled portion of the accounts receivable are periodically invoiced based on the terms of the government research and development contract.

The Company had one customer at December 31, 2010 who accounted for 32% of total accounts receivable and one customer, who, together with its affiliates, accounted for 36% of total accounts receivable at December 31, 2011.

During the year ended December 31, 2009, one customer of the Company, together with its affiliates, and a second customer represented 14% and 35% of the Company’s revenue, respectively. During the year ended December 31, 2010, two customers of the Company represented 28% and 13% of the Company’s revenue, respectively. During the year ended December 31, 2011, one customer of the Company, and a second customer, together with its affiliates, represented 26% and 24% of the Company’s revenue, respectively.

The U.S. government and its agencies, departments and subcontractors comprised 23%, 51% and 36% of services revenue for the years ended December 31, 2009, 2010, and 2011, respectively.

Inventory—Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis and includes material costs, labor and applicable overhead. The Company reviews inventory for excess quantities and obsolescence based on its best estimates of future demand, product lifecycle and product development plans. The Company uses historical information along with future estimates to write-down obsolete and potentially obsolete inventory.

Property, Plant and Equipment—Property, plant and equipment are stated at cost. Assets held under capital leases are stated at the lesser of the present value of future minimum payments, using the Company’s incremental borrowing rate at the inception of the lease, or the fair value of the property at the inception of the lease. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property, plant and equipment. The Company capitalizes interest costs as part of the historical cost of constructing manufacturing facilities. Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

Asset Classification	Estimated Useful Life
Computer equipment and software	3 years
Furniture and fixtures	5 years
Automobiles	5 years
Machinery and equipment	5-7 years
Buildings	10-20 years

Leasehold improvements	Lesser of useful life or lease term

Goodwill and Indefinite-Lived Intangible Assets—Goodwill is comprised of the cost of business acquisitions in excess of the fair value assigned to the net tangible and identifiable intangible assets acquired. Indefinite-lived intangible assets consist of trademarks and trade names the Company has acquired through business acquisitions. Goodwill and indefinite- lived intangible assets are not amortized but are reviewed for impairment annually and more frequently if events or changes in circumstances indicate that the asset might be impaired. If an impairment exists, a loss is recorded to write-down the value of goodwill or indefinite-lived intangible assets to their implied fair value. As a result of the decline in revenue from the Company’s Korean subsidiary the Company evaluated the trade name intangible for impairment which resulted in a $0.3 million asset impairment charge in the year ended December 31, 2010 which was recorded in sales and marketing expenses in the Company’s consolidated statements of operations.

The Company performed the annual impairment test for goodwill and indefinite- lived intangible assets in the fourth quarter 2011. Based on the results of the test, there was no impairment on the carrying value of goodwill and the Company did not record any material impairment charges related to indefinite-lived intangible assets.

Intangible Assets Subject to Amortization—The Company amortizes its intangible assets with definitive lives over their estimated useful lives, which range from less than a year to 17 years, based on the same pattern as the Company expects to receive the economic benefit from these assets.

The Company evaluated its intangible assets related to customer relationships for impairment which resulted in a $0.2 million intangible asset impairment charge for the year ended December 31, 2011. No impairment charge for intangible assets subject to amortization was recorded for the years ended December 31, 2009 or 2010.

Impairment of Long-Lived Assets—The Company’s long-lived assets include property, plant and equipment and intangible assets subject to amortization (i.e., patented technology, contractual backlog, specially- trained workforce and customer relationships). The Company evaluates long-lived assets for recoverability whenever events or changes in circumstances indicate that an asset may have been impaired. Such circumstances would include, but are not limited to, material adverse changes in projected revenues and expenses, significant underperformance relative to historical or projected future operating results and significant negative industry or economic trends. In evaluating an asset or asset group for recoverability, the Company estimates the future cash flow expected to result from the use of the asset or asset group and eventual disposition. If the expected future undiscounted cash flow is less than the carrying amount of the asset or asset group, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset or asset group, is recognized. The estimates used to determine whether impairment has occurred are subject to a number of management assumptions. The Company groups long-lived asset or assets with other assets and liabilities at the lowest level for which identifiable cash flows are available. The Company estimates the fair value of an asset or asset group based on market prices (i.e., the amount for which the asset could be bought by or sold to a third party), when available. When market prices are not available, the Company estimates the fair value of the asset group using the income approach, which is subject to a number of management assumptions. The income approach uses cash flow projections. Inherent in the Company’s development of cash flow projections are assumptions and estimates derived from a review of the Company’s operating results, approved operating budgets, expected growth rates and cost of capital. The Company also makes certain assumptions about future economic conditions, interest rates, and other market data. Many of the factors used in assessing fair value are outside the control of management, and these assumptions and estimates can change in future periods.

Changes in assumptions or estimates could materially affect the determination of fair value of an asset or asset group, and therefore could affect the amount of potential impairment of the asset. The Company makes assumptions about the product production, service sales, cost of products and services and estimated residual value of property, plant and equipment. These assumptions are key inputs for developing the Company’s cash flow projections. These projections are derived using the Company’s internal operating budgets. These projections are updated annually and reviewed by the Board of Directors. Historically, the Company’s primary variances between its projections and actual results have been with regard to assumptions for future production, service sales, and cost of products and services. These factors are based on the Company’s best knowledge at the time the Company prepares the budgets but can vary significantly due to changes in supply and demand, changes in raw material prices, and changes in other economic conditions

During the years ended December 31, 2009 and 2010, the Company recorded impairment charges of $0.7 million and $0.4 million, respectively, related to impaired equipment at its China and Korea facilities, which were recorded in product cost of sales in the Company’s consolidated statements of operations. During the year ended December 31, 2011, the Company recorded impairment charges related to impaired equipment at its China and Korea facilities of $4.2 million, of which $3.9 million was recorded in product cost of sales and $0.3 million was recorded in research, development and engineering expenses, respectively.

Investments—The Company’s investments include investments in non-publicly traded companies which are accounted for using the cost method or the equity method, depending on the level of influence the Company has over the investment. The Company evaluates investments for impairment whenever events or changes in circumstances indicate that the market value may be less than the carrying value, which if determined to be other-than-temporary, could result in an impairment loss. As of December 31, 2010, the Company had a $20.5 million of investment in Fisker Automotive, Inc. (“Fisker”) accounted for under the cost method and an investment of $1.0 million accounted under the equity method. During the year ended December 31, 2011, the Company elected not to participate in Fisker’s subsequent stock financing. This election not to participate resulted in the conversion of the Company’s preferred shares of Fisker to common shares on a 2:1 ratio. As such, the Company performed an analysis and valuation of its investment in Fisker resulting to the recognition of an impairment charge of $11.6 million in other expense in the Company’s consolidated statement of operations for the year ended December 31, 2011. As a result, as of December 31, 2011, the carrying value of the Company’s investment in Fisker was $8.9 million. The Company also had an investment of $3.0 million accounted for under the equity method as of December 31, 2011. For the years ended December 31, 2010 and 2011, the Company recorded equity method losses of $1.0 million and $0.8 million, respectively, in the consolidated statement of operations.

Segment, Geographic and Significant Customer Information—Operating segments are defined as components of an enterprise about which discrete financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company’s chief decision maker is the Chief Executive Officer. The Company’s chief decision maker reviews consolidated operating results to make decisions about allocating resources and assessing performance for the entire Company. The Company views its operations and manages its business as one operating segment.

Information about the Company’s operations in different geographic regions is presented in the tables below (in thousands):

	Year Ended December 31,
	2009	2010	2011
Geographic revenues (based on shipment destination or services location)
United States	$48,876	$70,856	$67,014
Finland	—	—	41,264
Chile	8,505	233	15,891
China	8,391	6,875	11,589
Germany	6,023	7,933	5,866
United Kingdom	7,494	1,688	3,912
Korea	669	333	3,069
Japan	479	786	2,588
Austria	1,351	1,250	2,385
Czech Republic	3,086	1,633	—
Mexico	4,185	1,024	—
Malaysia	75	204	—
Other	1,915	4,497	5,569
	$91,049	$97,312	$159,147

	December 31, 2010	December 31, 2011
Property, plant and equipment (based on location of asset)
United States	$72,778	$72,539
China	61,830	65,948
Korea	9,390	6,716
	$143,998	$145,203

The Company groups its revenues into four revenue categories. Revenue for these categories is as follows (in thousands):

	Year Ended December 31,
	2009	2010	2011
Transportation	$45,298	$43,673	$84,248
Electric grid	11,080	13,557	39,555
Commercial	20,141	16,596	15,277
Services	14,530	23,486	20,067
	$91,049	$97,312	$159,147

Revenue Recognition—The Company earns revenue from the sale of products and delivery of services, including products and services sold under governmental contracts. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the price to the buyer is fixed or determinable, and collectability is reasonably assured. When collectability is not reasonably assured, the Company will record a receivable and defer the revenue and costs associated with the delivered product or services until cash is received from the customer.

If a sales arrangement contains multiple elements, the Company evaluates the agreement to determine if separate units of accounting exist within the arrangement. If separate units of accounting exist within the arrangement, the Company allocates revenue to each element based on the relative selling price of each of the elements.

The Company’s multiple element arrangements typically include prototypes, production units and/or engineering and design services. Generally, provided all other revenue recognition criteria have been met, the Company recognizes revenue from prototype and production units upon shipment to the customer and revenue from engineering and design services upon the completion of milestones based on the proportional performance method. In circumstances where the Company does not have the ability to reasonably estimate either the contract costs and/or progress toward completion of the contract, revenue is recognized upon the completion of the contract. The Company’s customers may generally cancel orders at any time prior to product shipment.

Each deliverable within a multiple-element revenue arrangement is accounted for as a separate unit of accounting if both of the following criteria are met: (1) the delivered item or items have value to the customer on a standalone basis, and (2) for an arrangement that includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the Company’s control. The Company considers a deliverable to have standalone value if the Company sells this item separately, if the item is sold by another vendor, or if the item could be resold by the customer. Further, the Company’s revenue arrangements generally do not include a general right of return relative to delivered products. Deliverables that do not meet the criteria for being a separate unit of accounting are combined with a deliverable that does meet that criterion. The appropriate allocation of arrangement consideration and recognition of revenue is then determined for the combined unit of accounting.

The Company allocates arrangement consideration to each deliverable in an arrangement based on its relative selling price. The Company determines selling price using vendor-specific objective evidence (“VSOE”), if it exists; otherwise, the Company uses third-party evidence (“TPE”). If neither VSOE nor TPE of selling price exists for a unit of accounting, the Company uses estimated selling price (“ESP”).

VSOE is generally limited to the price charged when the same or similar product is sold separately. If a product or service is seldom sold separately, it is unlikely that the Company can determine VSOE for the product or service. In most cases, VSOE of selling price is an average price of recent actual transactions that are priced within a reasonable range. TPE is determined based on the prices charged by the Company’s competitors for a similar deliverable when sold separately. It may be difficult for the Company to obtain sufficient information on competitor pricing to substantiate TPE and, therefore, the Company may not always be able to use TPE.

If the Company is unable to establish selling price using VSOE or TPE, and the new or materially modified arrangement was entered into after January 1, 2010, the Company will use ESP in the allocation of arrangement consideration. The objective of ESP is to determine the price at which the Company would transact if the product or service were sold on a standalone basis. The Company’s determination of ESP involves a weighting of several factors based on the specific facts and circumstances of the arrangement. Because of the nature of the business and history with providing services and manufacturing products for various applications, the Company performs an initial assessment on the nature of the services that will be provided by estimating the cost to provide those services plus an estimated profit margin. The Company performs the same assessment on new products by estimating the per unit cost to manufacture the product plus an estimated profit margin. The estimated profit margins initially used in the assessment are based on the Company’s profit objectives which will be adjusted based on other considerations such as pricing of similar products and services, characteristics of the specific market, ongoing pricing strategy and policies and value of any enhancements in functionality included in the deliverable.

The Company analyzes the selling prices used in the allocation of arrangement consideration at a minimum on an annual basis. Selling prices will be analyzed on a more frequent basis if a significant change in the business necessitates a more timely analysis or if the Company experiences significant variances in selling prices.

Product Revenue

Product revenue is generally recognized upon transfer of title and risk of loss, which is typically upon shipment, unless an acceptance period exists. The Company’s customary shipping terms are FOB shipping point or free carrier. In instances where customer acceptance of a product is required, revenue is either recognized (i) upon shipment when the Company is able to demonstrate that the customer specific objective criteria have been met or (ii) upon the earlier of customer acceptance or expiration of the acceptance period.

The Company provides warranties for its products and records the estimated costs as a cost of revenue in the period the revenue is recorded. The Company’s standard warranty period extends one to five years from the date of delivery, depending on the type of product purchased and its application. The warranties provide that the Company’s products will be free from defects in material and workmanship and will, under normal use, conform to the specifications for the product. The standard warranties further provide that the Company will repair the product or provide replacement parts at no charge to the customer. The Company’s warranty liability is based on projected product failure rates and estimated costs of fulfilling warranty claims. Projections are based on the Company’s actual warranty experience and other known and expected factors. The Company monitors its warranty liability and adjusts the amounts as necessary. When the Company is unable to reasonably determine its obligation for warranty of new products, revenue from the sale of the products is deferred until expiration of the warranty period or until such time as the warranty obligation can be reasonably estimated.

In instances where the Company has deferred revenue due to not meeting all of the revenue recognition criteria but where title has passed to the customer, the Company also defers the associated costs of revenue until such time that it is able to recognize the revenue. Deferred costs of revenue are classified in the consolidated balance sheets as deferred costs under current assets as these are expected to be recognized as cost of revenue in the consolidated statement of operations within one year. As of December 31, 2010 and 2011, the Company had deferred cost of revenue of $1.0 million and $6.3 million, respectively.

Services Revenue

Revenue from services is recognized as the services are performed consistent with the performance requirements of the contract using the proportional performance method if the Company is able to reasonably estimate the contract cost and progress toward completion of the contract. Where arrangements include milestones or governmental approval that impact the fees payable to the Company, revenue is limited to those amounts whereby collectability is reasonably assured. The Company recognizes revenue earned under time and materials contracts as services are provided based upon actual costs incurred plus a contractually agreed-upon profit margin. The Company recognizes revenue from fixed-price contracts using the proportional performance method based on the ratio of costs incurred to estimates of total expected project costs if reasonably dependable estimates of the revenues and costs applicable to various stages of a contract can be made. Estimates made are based on historical experience and deliverables identified in the contract and are indicative of the level of benefit provided to the Company’s clients. Project costs are based on the direct salary and associated fringe benefits of the employees on the project plus all direct expenses incurred to complete the project including sub-contractual and equipment costs where the Company is the principal in the arrangement. Under the proportional performance method, there are no costs that are deferred and amortized over the contract term. If the Company does not have the ability to reasonably estimate contract costs or progress toward completion of the contract, the Company defers the related revenue and costs and recognizes the revenues and costs based on the completed contract method. When the completed contract method is used, the excess of accumulated costs over related billings, if any, are classified as an asset and the excess of accumulated billings over related costs, if any, are classified as a liability. The Company classifies the portion of the related asset or liability as long-term if such asset or liability is expected to be recognized beyond one year.

Service revenue includes revenue derived from the execution of contracts awarded by the U.S. Federal government, other government agencies and commercial customers. The Company’s research and development arrangements with the federal government or other government agencies typically require the Company to provide pure research, in which the Company investigates design techniques on new battery technologies. The Company’s arrangements with commercial customers consist of arrangements where the Company is paid to enhance or modify an existing product or to develop a new product to meet a customer’s specifications.

Other Revenue

Fees to license the use of the Company’s proprietary and licensed technologies are recognized only after both the license period has commenced and the technology has been delivered to the customer. Royalty revenue is recognized when it becomes determinable and collectability is reasonably assured; otherwise the Company recognizes revenue upon receipt of payment. To date, the Company has not recognized any significant license or royalty revenue.

Deferred Revenue

The Company records deferred revenue for product sales and services revenue in several different circumstances. These circumstances include when (i) the Company has delivered products or performed services but other revenue recognition criteria have not been satisfied, (ii) payments have been received in advance of products being delivered or services being performed and (iii) all other revenue recognition criteria have been met, but the Company is not able to reasonably estimate the warranty expense. Deferred revenue includes up-front fees associated with services arrangements. Deferred revenue expected to be recognized as revenue more than one year subsequent to the balance sheet date is classified as long-term deferred revenue. Deferred revenue will vary depending on the timing and amount of cash receipts from customers and can vary significantly depending on specific contractual terms.

On November 17, 2008, the Company entered into an exclusive agreement to license certain of its technology in the field of consumer electronics devices (excluding power tools and certain other consumer products). In connection with the license agreement and modification, the Company has received and recorded as deferred revenue an up-front license, support and additional fees totaling $28.0 million. In addition, the agreement provides that the Company will be paid royalty fees on net sales of licensed products that include its technology. The Company has agreed to the terms of the license agreement that if, during a certain period following execution of the license agreement, the Company enters into an agreement with a third party that materially restricts the licensee’s rights under the license agreement or fails to provide the necessary support to enable the licensee to utilize the Company’s technology, then the Company may be required to refund the licensee all license and support fees paid to cover the licensee’s capital and other expenses paid and/or committed by the licensee in reliance upon its rights under the license agreement. On April 29, 2011, the transfer of technology was completed, which allowed the Company to begin recognizing revenue on the license and support fee over the longer of the patent term or the expected customer relationship, which is 20 years. During the year ended December 31, 2011, the Company recognized $1.0 million of revenue related to the license and support fee. There was no revenue recognized related to the license and support fee for the years ended December 31, 2009 and 2010.

On November 18, 2011, the Company entered into a technology license agreement to exclusively license its advance battery system technology and systems integration know-how to manufacture battery systems and modules for the transportation market in Japan for a one-time non-refundable license fee of $7.5 million. During the license term of ten years, the Company will also receive royalty payments based on a percentage of the licensee’s net sales of products that use or embody the licensed technology and know-how. The Company has received and recorded the upfront license fee of $7.5 million in deferred revenue as of December 31, 2011. Revenue on the license fee will be amortized over the license term expected to commence in 2012.

Customer Deposits

Customer deposits received from customers related to products where title has not passed are recorded in other liabilities. The Company classifies as long-term the portion of customer deposits that are expected to be recognized beyond one year. Upon transfer of title and when all of the revenue recognition criteria have been met, the Company recognizes the related revenue. If not all of the revenue recognition criteria have been met, but title to the goods has passed to the customer, the Company records the related amount in deferred revenue. As of December 31, 2010 and 2011, the Company recorded customer deposits of $6.2 million and $6.9 million in other current liabilities, respectively.

Shipping and Handling Costs—Shipping and handling costs are classified as a component of cost of revenue. Customer payments of shipping and handling costs are recorded as product revenue.

Research, Development and Engineering Costs—Costs incurred in the research, development and engineering of the Company’s products are expensed as incurred and include salaries, third-party contractors, materials, and supplies. Research, development and engineering costs directly associated with services revenue are classified as cost of research, development and engineering services. A portion of research, development and engineering costs were offset by cost-sharing funding. For the years ended December 31, 2009, 2010 and 2011, the research and development costs that were offset by cost-sharing funding were $2.8 million, $4.9 million and $6.3 million, respectively.

Pre-production engineering, design and development costs for products sold under long-term supply arrangements are expensed as incurred in research, development and engineering expenses in the consolidated statement of operations, unless the Company has a contractual guarantee for reimbursement from the customer. Costs that have a contractual guarantee for reimbursement are capitalized and amortized as a cost of sales over the applicable term. For the years ended December 31, 2010 and 2011, the Company expensed $2.1 million and $2.7 million, respectively, of pre-production costs related to long-term supply arrangements as research, development and engineering expense. There was no expense recorded for the year ended December 31, 2009.

Production start-up—Production start-up expenses consist of manufacturing salaries and personnel-related costs, site selection costs, including legal and regulatory costs, rent and the cost of operating a production line before it has been qualified for production, including the cost of raw materials run through the production line during the qualification phase. During the years ended December 31, 2010 and 2011, the Company incurred production start-up expenses related to its facilities in Livonia and Romulus, Michigan. The Livonia facility began qualification for production in the third quarter of 2010 and the first production line was qualified in December 2010. Since the qualification, expenses related to the first production line in the Livonia facility are no longer included in production start-up expenses. The second production line in the Livonia facility began qualification for production in the first quarter of 2011 and was qualified in July 2011. The Romulus facility began qualification for production in the first quarter of 2011 and was qualified in October 2011. A portion of production start-up expenses was offset primarily by government grant funding. The following table presents production start-up expenditures included in the Company’s consolidated statements of operations (in thousands):

	Year Ended December 31,
Production start-up expenditures	2009	2010	2011
Aggregated production start-up expenditures	$1,524	$26,685	$13,810
Production start-up reimbursements	—	(5,621)	(4,589)
Production start-up expenses	$1,524	$21,064	$9,221

Income Taxes—Deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax basis of assets and liabilities using rates anticipated to be in effect when such temporary differences reverse. A valuation allowance against net deferred tax assets is required if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions and other issues. Reserves are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense.

Guarantees and Indemnifications—Upon issuance of a guarantee, the Company must disclose and recognize a liability for the fair value of the obligation assumed under the guarantee.

As permitted under Delaware law, the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The term of the indemnification is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make is unlimited. The Company has directors’ and officers’ insurance coverage that limits its exposure and enables it to recover a portion of any future amounts paid.

In connection with certain loan agreements, the Company has agreed to indemnify the lender and its representatives against all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the loan and all losses incurred by the indemnified party in connection with the execution, delivery, enforcement, performance, and administration of the loan. The term of these indemnification agreements are perpetual. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited.

The Company leases facilities under certain noncancelable leases. The Company has agreed under these leases to indemnify the landlord against all costs, expenses, fines, suits, claims, demands, liabilities, and actions arising from or related to the omission, fault, act, negligence, or misconduct (whether under the lease or otherwise) of the Company or of any employee, agent, contractor, licensee, or visitor of the Company; or arising from any accident, injury, or damage whatsoever resulting to any person or property while on or about the Company’s premises except to the extent arising from any omission, fault, negligence, or other misconduct of landlord or of landlord’s agents, contractors, or employees.

The Company generally agrees to indemnify customers from costs resulting from the products’ deviations from specifications, delivery and performance requirements, and any third-party claims arising from the product or violations of specified laws and safety regulations. The amount of indemnification generally is limited to the amount of fees paid to the Company.

The Company has not experienced any losses related to these indemnification obligations, and no claims with respect thereto were outstanding. The Company does not expect significant claims related to these indemnification obligations, and, consequently, concluded that the fair value of these obligations is negligible and no related liabilities were established.

Accumulated Other Comprehensive Loss—Accumulated other comprehensive loss consists of foreign currency translation adjustments attributable to A123 Systems, Inc. The largest portion of the cumulative translation adjustment relates to the Company’s Asian operations and reflects the changes in the Chinese Renminbi (“RMB”) and Korean Won exchange rates relative to the U.S. Dollar. During the second quarter of 2011, the Company’s foreign operations in Asia changed to a U. S. dollar functional currency as a result of the asset transfer and deconsolidation of its joint venture.

Fair Value of Financial Instruments—As of December 31, 2010 and 2011, except for the convertible notes outstanding as of December 31, 2011, the carrying amount of all financial instruments approximate their fair values. The carrying amount of cash, cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short-term nature of these items. Management believes that the Company’s debt obligations, except for the convertible notes outstanding as of December 31, 2011, and the Company’s capital lease obligations accrue interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value. Investments are accounted for using the cost or equity method. The Company’s outstanding convertible notes have an estimated fair value of $51.4 million as of December 31, 2011 based on available market data. As of December 31, 2011, the convertible notes had a carrying value of $140.1 million reflected in long-term debt in the Company’s consolidated balance sheet, which reflects the face amount of $143.8 million, net of the unamortized discount.

Fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, GAAP establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures certain financial assets and liabilities at fair value, including the Company’s cash equivalents.

Items Measured at Fair Value on a Nonrecurring Basis—During the year ended December 31, 2011, long-lived assets at the Company’s China and Korea facilities and a trade name intangible with an aggregate carrying value of $4.2 million and $0.2 million were written down to their net realizable value, resulting in an asset impairment charge of $4.4 million. In addition, during the year ended December 31, 2011, the Company recorded an other-than-temporary impairment charge of $11.6 million related to its investment in Fisker Automotive, Inc. The investment is accounted for under the cost method and, as a result of the impairment charge, the carrying value was $8.9 million as of December 31, 2011. These adjustments were determined by comparing the estimated value of the assets (calculated using Level 3 inputs) to the asset’s carrying value. There was no impairment charge on the Company’s long-term investment during the year ended December 31, 2010.

Items Measured at Fair Value on a Recurring Basis—The following tables show assets measured at fair value on a recurring basis and the input categories associated with those assets (in thousands):

		As of December 31, 2010
	Fair Value at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset:
Money market funds	$174,603	$174,603	$—	$—
U.S. Treasury and government agency securities	17,333	—	17,333	––

		As of December 31, 2011
	Fair Value at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market funds	$160,944	$160,944	$—	$—

Cash and cash equivalents include investments in money market fund investments that are measured at fair value on a recurring basis based on quoted prices in active markets for identical assets. As of December 31, 2010, the Company held investments in U.S. Treasury and government agency securities that were classified as either cash equivalents or restricted cash equivalents and were measured at fair value based on inputs (other than quoted prices) that are observable for securities, either directly or indirectly. At December 31, 2011, there were no investments held in U.S. Treasury and government agency securities.

Stock-Based Compensation—The Company accounts for all awards, including employee and director awards, by recognizing compensation expense based on the fair value of share-based transactions in the consolidated financial statements. The Company recognizes compensation expense over the vesting period using a ratable method (providing the minimum amount of compensation recorded is equal to the vested portion of the award, requiring a ratable method when necessary) and classifies these amounts in the consolidated statements of operations based on the department to which the related employee reports. The Company uses the Black-Scholes valuation model to calculate the fair value of stock options, utilizing various assumptions. See Note 14 for additional details on Stock-Based Compensation.

The Company records equity instruments issued to non-employees as expense at their fair value over the related service period and periodically revalues the equity instruments as they vest.

Net Loss Per Share—Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the relevant period. Diluted net loss per share is computed by dividing net loss by the weighted-average number of dilutive common shares outstanding during the relevant period. Dilutive shares outstanding are calculated by adding to the weighted shares outstanding any potential (unissued) shares of common stock and warrants based on the treasury stock method.

The following potentially dilutive securities were excluded from the calculation of diluted net loss per share, as the effect would have been anti-dilutive (in thousands):

	December 31, 2009	December 31, 2010	December 31, 2011
Convertible debt upon conversion to common stock	—	—	19,965
Warrants to purchase common stock	45	45	45
Options to purchase common stock	10,640	10,783	11,967
Unvested restricted stock units	—	203	5,366
	10,685	11,031	37,343

New Accounting Pronouncement Adopted—In June 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” as amended, requiring amendments to the disclosure for presentation of comprehensive income. This guidance, effective retrospectively for the interim and annual periods beginning on or after December 15, 2011, requires presentation of total comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In

December 2011, the FASB issued an amendment to this guidance which indefinitely defers the requirement to present reclassification adjustments out of accumulated other comprehensive income either in a single continuous statement of comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented. This guidance is effective for annual periods beginning after December 15, 2011. The Company adopted the amended guidance requiring presentation of comprehensive income for the three consecutive financial statements for the year ended December 31, 2011. The implementation of this guidance did not have a material impact on the Company’s consolidated results of operations or financial position.

New Accounting Pronouncements Not Yet Adopted—In September 2011, the FASB issued ASU No. 2011-08, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” ASU No. 2011-08 provides companies an option to perform a qualitative assessment to determine whether further goodwill impairment testing is necessary. If, as a result of the qualitative assessment, it is determined that it is more likely than not that a reporting unit’s fair value is less than its carrying amount, the two-step quantitative impairment test is required. Otherwise, no further testing is required. ASU No. 2011-08 will be effective for the Company for goodwill impairment tests performed in the fiscal year ending December 31, 2012, with early adoption permitted. The adoption of this guidance is expected to have no impact on the Company’s consolidated financial condition and results of operations.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU No. 2011-04 clarifies and changes the application of various fair value measurement principles and disclosure requirements, and will be effective for the Company for the year ending December 31, 2012. The adoption of this guidance is not expected to have any impact on the Company’s consolidated financial condition and results of operations.

3. Government Grants

Center of Energy and Excellence Grant

In February 2009, the State of Michigan awarded the Company a $10.0 million Center of Energy and Excellence grant. Under the agreement, the State of Michigan will provide cost reimbursement for 100% of qualified expenditures based on the achievement of certain milestones by March 2012. There are no substantive conditions attached to this award that would require repayment of amounts received if such conditions were not met. The Company received $3.0 million of this grant in March 2009 and $6.0 million of this grant in July 2010, with additional payments to be made based on the achievement of certain milestones in the facility development. Through December 31, 2011, the Company has used $8.3 million of these funds, of which $7.9 million and $0.4 million was recorded as an offset to property, plant and equipment and operating expenses, respectively. For the years ended December 31, 2009, 2010 and 2011, $0.1 million, $0.3 million and $0.1 million was recorded as an offset to operating expenses in the consolidated statements of operations, respectively. As of December 31, 2010 and 2011, $0.8 million and $0.7 million of these funds are recorded in short-term restricted cash and other current liabilities on the consolidated balance sheets, respectively.

Michigan Economic Growth Authority

In April 2009, the Michigan Economic Growth Authority (“MEGA”) offered the Company certain tax incentives, which can be used to offset the Michigan Business Tax owed in a tax year, carried forward for the number of years specified by the agreement, or be paid to the Company in cash at the time claimed to the extent the Company does not owe a tax. The terms and conditions of the High-Tech Credit were established in October 2009 and the Cell Manufacturing Credit in November 2009.

High Tech Credit—The High-Tech Credit agreement provides the Company with a 15-year tax credit, based on qualified wages and benefits multiplied by the Michigan personal income tax rate beginning with payments made for the 2011 fiscal year. The proceeds to be received by the Company will be based on the number of jobs created, qualified wages paid and tax rates in effect over the 15 year period. The tax credit is subject to a repayment provision in the event the Company relocates a substantial portion of the jobs outside the state of Michigan on or before December 31, 2026. As of December 31, 2011, $1.0 million was recorded as an undiscounted receivable in long-term grant receivable with an offsetting balance in other long-term liabilities in the consolidated balance sheet. No receivable was recorded as of December 31, 2010. The balance will be recognized in the statements of operations over the term that the Company is required to maintain the required number of jobs in Michigan.

Cell Manufacturing Credit—The Cell Manufacturing Credit agreement authorizes a tax credit or cash for the Company equal to 50% of capital investment expenses related to the construction of the Company’s integrated battery cell manufacturing facilities in Michigan, commencing with costs incurred from January 1, 2009, up to a maximum of $100.0 million over a four year period. The tax credit shall not exceed $25.0 million per year and can be submitted for reimbursement beginning in tax year 2012. The Company is required to create 300 jobs no later than December 31, 2016 for the tax credit to be non-refundable. The tax credit is subject to a repayment provision in the event the Company relocates 51% or more of the 300 jobs outside of the state of Michigan within three years after the last year the tax credit is received. Through December 31, 2011, the Company has incurred $200.0 million in qualified expenses related to the construction of the Livonia and Romulus facilities. When the Company has met the filing requirements for the tax year ending December 31, 2012, the Company expects to begin receiving $100.0 million in proceeds related to these expenses. As of December 31, 2010 and 2011, the Company has recorded undiscounted receivables of $75.8 million and $100.0 million, respectively, as it is reasonably assured that the Company will comply with the conditions of the tax credit and will receive the proceeds. Upon recording the receivables, the Company reduced the basis in the fixed assets acquired in accordance with the tax credit and this will be recognized in the consolidated statements of operations over the estimated useful lives of the depreciable asset as reduced depreciation expense.

Michigan Economic Growth Authority Loan

The State of Michigan also granted the Company a low interest forgivable loan of up to $4.0 million effective August 2009 with the objective of conducting advance vehicle technology operations to promote and enhance job creation within the State of Michigan. To receive advances under the loan, the Company is required to achieve certain key milestones related to the development of the manufacturing facility. The Company received the $4.0 million under this loan during the year ended December 31, 2011. The note will accrue interest of 1% per annum from the date of the initial advance, and the Company will have no obligation to pay any principal or interest until August 2012. If the Company creates 350 full time jobs by August 2012 and maintains the jobs in the State of Michigan for three years after the end of the loan, the entire debt will be forgiven. As it is reasonably assured that the Company will comply with the conditions of the forgivable loan, the Company reduced the basis in fixed assets acquired by the amount received and this will be recognized in the consolidated statements of operations over the estimated useful lives of the depreciable asset as reduced depreciation expense.

Department of Energy, Labor and Economic Growth

In December 2009, the State of Michigan awarded the Company $2.0 million to assist in funding the Company’s smart grid stabilization project, the purpose of which is to develop and improve the quality of application of energy efficient technologies and to create or expand the market for such technologies. The Company received an advance of $0.9 million in December 2009 and another $0.9 million in February 2011. Through December 31, 2011, the Company incurred $1.6 million in allowable costs, which was recorded as an offset to operating expenses. During the year ended, December 31, 2011, the remaining $0.4 million in funding has been cancelled.

U.S. Department of Energy Battery Initiative

In December 2009, the Company entered into an agreement establishing the terms and conditions of a $249.1 million grant awarded under the U.S. Department of Energy (“DOE”) Battery Initiative to support manufacturing expansion of new lithium-ion battery manufacturing facilities in Michigan. Under the agreement, the DOE will provide cost reimbursement for 50% of qualified expenditures incurred from December 1, 2009 to November 30, 2012. The agreement also provides for reimbursement of pre-award costs incurred from June 1, 2009 to November 30, 2009. There are no substantive conditions attached to this award that would require repayment of amounts received if such conditions were not met. Through December 31, 2011, the Company has incurred $216.9 million in capital expenditures and $38.6 million in operating expenses, for a total of $255.5 million in qualified expenses, of which 50%, or $127.8 million, are allowable costs for reimbursement. Nearly all of the allowable costs have been reimbursed. As of December 31, 2010 and 2011, the Company recorded $2.1 million and $0.8 million, respectively, as receivables in prepaid expenses and other current assets in the consolidated balance sheets.

Massachusetts Clean Energy Technology Center

In October 2010, the Company entered into a forgivable loan agreement with Massachusetts Clean Energy Technology Center for $5.0 million for the purpose of funding working capital, capital expenses, and leasehold improvements for the Company’s new corporate headquarters and primary research and development center in Waltham, Massachusetts and Energy Solution Group engineering and manufacturing facilities in Westborough, Massachusetts. Amounts borrowed under this agreement accrue interest of 6% from the date of the advance and mature in October 2017. The loan is collateralized by certain designated equipment and a subordinated lien on certain other assets of the Company. Pursuant to the agreement, if the Company creates 263 new jobs in Massachusetts between January 1, 2010 and December 31,

2014 and maintains at least 513 jobs in Massachusetts from January 1, 2015 to the maturity date, $2.5 million of the outstanding principal and accrued interest on the loan will be forgiven. In addition, if the Company spends, or commits to spend, at least $12.5 million in capital expenses or leasehold improvements within one year from closing the loan, $2.5 million of the outstanding principal and accrued interest on the loan will be forgiven. As of December 31, 2011, $2.5 million of the $5.0 million borrowed is recorded as an offset to property, plant and equipment in the consolidated balance sheet to reduce the basis in the fixed assets acquired under the grant as the Company complied with the conditions for the forgiveness of $2.5 million related to the capital expenditure target. The offset to property, plant and equipment will be recognized in the consolidated statements of operations over the estimated useful lives of the depreciable assets as reduced depreciation expense. As the Company is not reasonably assured that it will comply with the conditions of the grant for the forgiveness related to the creation of new jobs in Massachusetts, the remaining $2.5 million is recorded in long-term debt.

4. Inventory

Inventory consists of the following (in thousands):

	December 31, 2010	December 31, 2011
Raw materials	$18,929	$44,493
Work-in-process	27,226	53,924
Finished goods	1,610	4,977
	$47,765	$103,394

The Company’s lower of cost or market provision as of December 31, 2010 and, 2011 was $2.2 million and $4.9 million, respectively. The inventory on hand as of December 31, 2011 was written down by $4.9 million to reduce specific inventory items on hand with unit costs that exceed their net realizable value. The net realizable value of inventory is calculated by taking the estimated selling price of the inventory on hand based on customer contracts and forecasted sales and subtracting the remaining costs to complete and dispose of the inventory.

5. Property, Plant and Equipment

For government grants related to capital expenditures, the Company recognizes the reimbursement as a reduction of the basis of the asset and a reduction to depreciation expense over the useful life of the asset. Property, plant and equipment consists of the following (in thousands):

	December 31, 2010	December 31, 2011
Computer equipment and software	$11,913	$23,331
Furniture and fixtures	3,415	5,640
Automobiles	404	536
Machinery and equipment	122,187	263,754
Buildings	26,810	25,844
Leasehold improvements	34,540	90,485
Property, plant and equipment not in service	154,357	15,805
Property, plant and equipment, basis	353,626	425,395
Less reduction for costs reimbursed under government grants	164,999	223,884
Property, plant and equipment, carrying value	188,627	201,511
Less accumulated depreciation, net	44,629	56,308
Property, plant and equipment, net	$143,998	$145,203

The Company has deposits for equipment not yet received of $11.6 million and $2.1 million at December 31, 2010 and 2011, respectively, included within deposits and other assets in the consolidated balance sheets. These deposits are reported net of contra deposit balances related to reimbursements under government grants of $1.7 million and $0.1 million at December 31, 2010 and 2011, respectively.

Property, plant and equipment under capital lease consists of the following (in thousands):

	December 31, 2010	December 31, 2011
Computer equipment and software, at cost	$2,758	$2,910
Buildings, at cost	16,446	16,446
Leasehold improvements, at cost	2,091	2,091
Accumulated depreciation	(1,631)	(4,199)
Property, plant and equipment under capital lease, net	$19,664	$17,248

Net depreciation expense for the years ended December 31, 2009, 2010 and 2011, $12.3 million, $16.5 million and $25.0 million, respectively. For the years ended December 31, 2009, 2010 and 2011, the Company recorded $0, $2.0 million and $18.3 million, respectively, as a reduction to depreciation expense related to reduced carrying value due to government grant reimbursements.

6. Goodwill and Intangible Assets

There was no change in the carrying value of goodwill during the years ended December 31, 2010 and 2011.

Intangible assets consist of the following (in thousands):

		December 31, 2010			December 31, 2011
Intangible Asset Class	Useful Life (Years)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Contractual backlogs	1-3	$497	$497	$—	$—	$—	$—
Customer relationships	5-17	647	428	219	451	451	—
Patented technology	4-5	2,526	2,333	193	2,526	2,526	—
Specialty-trained workforce	4	60	59	1	60	60	—
		$3,730	$3,317	$413	$3,037	$3,037	$—

Amortization expense for intangible assets totaled $0.9 million, $0.5 million, and $0.2 million for years ended December 31, 2009, 2010 and 2011, respectively. As of December 31, 2011, the Company has written down the remaining carrying value of the intangible assets.

7. Investments

Cost Method Investments

In January 2010, the Company entered into an agreement to purchase preferred stock of Fisker Automotive, Inc., a maker of plug-in hybrid electric vehicles in the United States (“Fisker”). The Company agreed to invest (i) cash of $13.0 million; and (ii) shares of the Company’s common stock, which, when transferred to Fisker, had a fair market value of $7.5 million. As of December 31, 2010, the Company recorded an investment of $20.5 million in the consolidated balance sheets. The Company is accounting for its investment under the cost method. During the year ended December 31, 2011, the Company elected not to participate in Fisker’s subsequent stock financing. This election not to participate resulted in the conversion of the Company’s preferred shares of Fisker to common shares on a 2:1 ratio. As such, the Company performed an analysis and valuation of its investment in Fisker resulting to the recognition of an impairment charge of $11.6 million for the year ended December 31, 2011 and an adjusted investment value of $8.9 million as of December 31, 2011.

Equity-Method Investments

In December 2009, the Company entered into a joint venture agreement with an automaker in China to assist the Company in growing its business and sales in China’s transportation industry and created Shanghai Advanced Traction Battery Systems, Co. Ltd. (the “Joint Venture”). Under the terms of the joint venture agreement, the Company was required to invest $4.7 million into the Joint Venture over a period of approximately 15 months, in return for a 49% interest in the Joint Venture. The Company made the first capital contribution of $1.9 million to the Joint Venture in July 2010 and the second capital contribution of $1.4 million in January 2011. The Company made the final capital contribution of $1.4 million in July 2011. The Company is accounting for its investment in the Joint Venture under the equity method. As of December 31, 2010 and 2011, the carrying value of the investment is $0.9 million and $3.0 million, respectively.

In August 2010, the Company entered into an agreement to transfer certain patents held by the Company to a privately-held company, 24M Technologies, Inc. (“24M”), in return for a 12% ownership interest in 24M. The Company is accounting for its investment in 24M under the equity method as it has determined it has significant influence over the operating and financial decisions of the third party. The Company has recorded the investment on the consolidated balance sheet at the fair value of the ownership interest received net of accumulated losses recognized under the equity method. As of December 31, 2011, the investment had a carrying value of $0.

For the years ended December 31, 2010 and 2011, the Company recorded $1.0 million and $0.8 million in the consolidated statements of operations related to its share of losses in investments accounted for under the equity method. The Company did not record any income or loss related to its investments accounted for under the equity method in the years ended December 31, 2009.

8. Employee Benefit Plan

The Company has established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis, subject to legal limitations. Company contributions to the 401(k) Plan may be made at the discretion of the Board of Directors. The Company has made no contributions to the 401(k) Plan.

Employees of the Company’s Korean subsidiary with one year or more of service are entitled to receive a lump-sum payment upon termination of their employment with the Company based on the length of service and rate of pay at the time of termination. The annual severance benefits expense charged to operations is calculated based upon the net change in the accrued severance benefits payable at the balance sheet date. As of December 31, 2010 and 2011, the balance of the severance benefit was $1.1 million and $1.0 million, respectively, and is included in other long-term liabilities on the Company’s consolidated balance sheets.

9. Accrued Expenses

Accrued expenses consists of the following (in thousands):

	December 31, 2010	December 31, 2011
Capital expenditures	$30,618	$4,169
Payroll and related benefits	7,263	9,635
Legal, audit, tax and professional fees	3,138	2,079
Product warranty, current	2,988	9,275
Taxes	1,052	881
Other	3,120	5,871
Total accrued expenses	$48,179	$31,910

10. Commitments and Contingencies

Capital Leases—The Company has entered into certain capital lease agreements for computer equipment, software, and buildings. The leases are payable in monthly installments through March 2021.

The recorded balance of capital lease obligations as of December 31, 2010 and 2011 was $20.2 million and $19.1 million, respectively. The Company recorded interest expense in connection with its capital leases of $0.1 million, $0.5 million and $1.8 million for each of the years ended December 31, 2009, 2010 and 2011, respectively.

Future minimum payments under capital leases at December 31, 2011, are as follows (in thousands):

Years Ending December 31,	Capital Lease Obligations
2012	$3,396
2013	2,944
2014	2,848
2015	2,840
2016	3,045
Thereafter	13,071
28,144
Less portion representing interest	9,068
Present value of future minimum payments	19,076
Less current portion	1,740
Long-term obligations	$17,336

In May 2010, the Company entered into a long-term lease for a facility in Waltham, Massachusetts. The lease is for approximately 97,000 square feet and has an initial term of ten years, which commenced during the first quarter of 2011, with the option to extend for an additional five years. The Company’s minimum payments under this lease are expected to be $25.3 million over the initial term. In addition to base rent, the Company is also responsible for its share of electricity cost and its pro rata share of increases in operating expenses. The landlord provided the Company with an allowance for certain tenant improvement costs, up to $2.1 million. In connection with the Waltham lease, the Company provided the landlord a security deposit of $1.0 million in the form of an irrevocable letter of credit. The Company is accounting for this lease as a capital lease.

In July 2010, the Company entered into a long-term lease for a facility in Westborough, Massachusetts. The lease is for approximately 67,000 square feet. The lease term is from July 2010 through January 2021, and provides for the option to extend for one additional term of five years and the option for the Company to terminate the Westborough lease in February 2016. The Company’s minimum payments under this lease are expected to be $4.4 million over the initial term. In addition to the base rent, the Company is also responsible for its share of operating expenses and taxes, including, but not limited to, insurance, real estate taxes, and common area maintenance costs. In connection with the lease, the Company provided a security deposit of approximately $0.2 million to the landlord in the form of an irrevocable, unconditional, negotiable letter of credit. The landlord provided the Company with allowances totaling approximately $0.6 million for certain upgrades and repairs to be made by the Company. The Company is accounting for this lease as a capital lease. In December 2011, the Company entered into an amended agreement to increase the lease space by approximately 22,000 square feet over the original lease term. The minimum payments related to the additional lease space are expected to be $1.5 million. The incremental lease obligation for the additional lease space will be recognized in January 2012 when the lease becomes effective upon the landlord satisfying the conditions of the lease and the Company being granted the right to access the property.

Operating Leases—The Company has non-cancelable operating lease agreements for office, research and development and manufacturing space in the United States, China, and Korea. The Company also has operating leases for certain equipment and automobiles. These lease agreements expire at various dates through 2019 and certain of them contain provisions for extension on substantially the same terms as are in effect. Where leases contain escalation clauses, rent abatements, and/or concessions, such as rent holidays and landlord or tenant incentives or allowances, the Company applies them in the determination of straight-line rent expense over the lease term.

Future minimum payments under operating leases consisted of the following at December 31, 2011 (in thousands):

Years Ending December 31,	Operating Leases
2012	$3,482
2013	3,292
2014	3,254
2015	3,265
2016	3,060
Thereafter	8,110
Total minimum lease payments	$24,463

The Company incurred rent expense under all operating leases of $4.3 million, $5.0 million, and $4.6 million for the years ended December 31, 2009, 2010 and 2011, respectively.

Royalty Obligations—In December 2001, the Company entered into an exclusive worldwide license agreement with a university for certain technology developed by the university. As part of this agreement, the Company has agreed to pay royalties for sales of products using the licensed technology. The royalty payments include minimum guaranteed payments of $50,000 per year. In addition, as payment for this license, the Company issued 200,000 shares of the Company’s common stock in December 2001. The term of the agreement shall remain in effect until the expiration of all issued patents. During the years ended December 31, 2009, 2010 and 2011, the Company paid royalties of $0.3 million, $0.4 million, and $1.0 million, respectively.

Additionally, under the terms of the license agreement, the Company is required to reimburse the university for certain legal fees related to the maintenance of the patents. The Company paid the university $0.1 million, $0.1 million and $0.4 million for the years ended December 31, 2009, 2010 and 2011, respectively, for patent legal fees and other related expenses, all of which are included in research and development expense in the accompanying consolidated statements of operations.

On October 31, 2011, the Company entered into a Patent Sublicense Agreement with LiFePO4+C Licensing AG as part of a settlement agreement with Hydro-Quebec and the Board of Regents of the University of Texas System, on behalf of the University of Texas at Austin. As partial consideration of the license grants by LiFePO4+C Licensing AG, the Company will be required to pay royalties to LiFePO4+C Licensing AG commencing as of January 1, 2012 based on a fixed percentage of the Company’s cell revenues using licensed lithium metal phosphate materials (plus cell revenues attributed to any permitted sublicensees of the Company). The calculation of the Company’s cell revenues will be based on a fixed percentage of the Company’s worldwide product revenues. Such fixed percentage may be adjusted by mutual agreement if the Company’s standalone cell revenues increase significantly in proportion to overall product revenues.

Purchase Obligations—Purchase obligations include agreements or purchase orders to purchase goods or services that are enforceable and legally binding and specify all significant terms. Purchase obligations exclude agreements that are cancelable without penalty. As of December 31, 2011, the total outstanding purchase obligations, inclusive of the supply agreement described below, were $66.9 million, of which $48.4 million will be settled within the next twelve months. Purchase obligations related to capital equipment purchases may be partially reimbursable under the Company’s various government grants.

In June 2010, the Company entered into a supply agreement for a raw material component which included commitments to purchase minimum product volumes for each of the years ending December 31, 2010 through December 31, 2013. If the Company’s purchase volumes during any year fail to meet the minimum purchase commitments, it is required to pay the seller a variance payment for the difference between the amount actually purchased in that calendar year and the annual minimum purchase commitment for that calendar year. The Company will receive a credit for the amount of the variance payment to be applied to purchases in the following year and will have until April 1, 2015 to reclaim any variance payments resulting from the minimum purchase commitments for calendar years 2012 or 2013. This arrangement qualifies as a normal purchase and normal sales contract. For the years ended December 31, 2010 and 2011, the Company purchased $4.8 million and $8.5 million under this supply agreement, respectively. As the supplier of raw materials was not able to meet capacity requirements pursuant to the supply agreement, the Company was relieved of their obligation to meet the minimum purchase commitment for the year ended December 31, 2011. The amounts of purchase commitments remaining under this contract by year are as follows (in thousands):

Purchase Commitment
2012	$18,500
2013	18,500
2014	—
Total future purchase commitments	$37,000

Litigation—In November 2005, the Company received a letter asserting that it was infringing upon certain U.S. patents. In April 2006, the Company commenced an action in the United States District Court for the District of Massachusetts seeking a declaratory judgment that the patents in question were not infringed by the Company’s products and that the patents claiming to be infringed upon are invalid. On September 11, 2006, a countersuit was filed against the Company and two of its business partners in the United States District Court for the Northern District of Texas alleging infringement of these patents. In October 2006 and January 2007, the U.S. Patent and Trademark Office (“PTO”) granted the Company’s request for reexamination of the two patents. In January and February 2007, the two suits were stayed pending the reexamination. The reexaminations of the two patents were concluded on April 15, 2008 and May 12, 2009, respectively. As a result, the scope of the claims in each patent were narrowed from those of the original claims made. The Company filed a motion to re-open the litigation in the United States District Court for the District of Massachusetts on June 11, 2009. On September 28, 2009, the Massachusetts court entered an order denying that motion, which the Company appealed on October 27, 2009 to the United States Court of Appeals for the Federal Circuit. The United States Court of Appeals for the Federal Court upheld the Massachusetts Court’s decision on November 10, 2010. On July 22, 2009, the Company was sent a proposed Second Amended Complaint which the complainants intend to seek leave to file with the Texas court in light of the PTO’s reexaminations. On August 27, 2009, Hydro-Quebec and The University of Texas (“UT”) filed a Motion for Leave to File Second Amended Complaint and Jury Demand in the United States District Court for the Northern District of Texas and the Company was granted several unopposed extensions to file its response. Hydro-Quebec and UT filed for leave to file an Amended Motion for Leave to File Second Amended Complaint and Jury Demand on April 1, 2010 and the Company filed its opposition to this application on April 22, 2010. On June 7, 2011, Hydro-Quebec filed a new complaint in the United States District Court for the Northern District of Texas against the Company and other companies alleging infringement of a newly-issued continuation patent to one of the patents in the existing action. Hydro-Quebec has amended this complaint to include three additional continuation patents that have subsequently issued.

On June 27, 2011, the parties engaged in a court ordered mediation session in New York City before the Honorable John Lifland, a retired federal judge. On October 31, 2011, the Company entered into a Settlement Agreement and related Patent Sublicense Agreement with LiFePO4+C Licensing AG and with Hydro-Quebec and the Board of Regents of the University of Texas System, on behalf of the University of Texas at Austin.

For the year ended December 31, 2011, the Company recognized a settlement charge of $5.0 million related to this lawsuit which is recorded within general and administrative expense in the consolidated statement of operations. The Company has paid $3.5 million of the settlement amount during the year ended December 31, 2011 and the remaining $1.5 million, which will be paid in two equal installments in 2013 and 2014, pursuant to the agreement, is recorded in other long-term liabilities in the consolidated balance sheet.

11. Product Warranties

The Company provides for the estimated costs to fulfill customer warranty obligations upon the recognition of the related revenue. While the Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers, the Company’s warranty obligation is affected by product failure rates, costs per failure, and supplier warranties on parts delivered to the Company. In developing the warranty estimates for each product, the Company utilizes its failure rate performance for battery systems based on actual warranty experience and an assessment of customer-specific factors that could impact warranty costs. Based on the history of warranty claims, the Company has been able to identify the types of failures that have occurred, when in the product’s life cycle they have occurred, and the frequency of its occurrence. Should actual product failure rates, costs per failure, or supplier warranties on parts differ from the Company’s estimates, revisions to the estimated warranty liability would be required. As of December 31, 2011, the Company recorded additional accruals related to two customer warranty field campaigns, which impacted its accruals for new and preexisting warranties. One field campaign was instituted to retrofit and upgrade battery packs in order to reduce water intrusion. The other field campaign was related to battery packs that had a potential safety issue involving the battery cooling system.

Product warranty activity, which is recorded in accrued expenses and other long-term liabilities on the consolidated balance sheets, was as follows (in thousands):

	December 31, 2010	December 31, 2011
Product warranty liability—beginning of period	$3,341	$4,501
Accruals for new warranties issued (warranty expense)	1,924	10,629
Accruals for preexisting warranties (warranty expense)	—	6,148
Payments made (in cash or in kind)	(764)	(3,751)
Product warranty liability—end of period	4,501	17,527
Less amounts classified as current	2,988	9,275
Long-term warranty liability	$1,513	$8,252

12. Income Taxes

The provision for income taxes consists of the following components (in thousands):

	Year Ended December 31,
	2009	2010	2011
Current tax expense	$290	$875	$1,133
Deferred tax expense/(benefit)	(12)	(32)	234
	$278	$843	$1,367

The Company’s provision for income taxes consists primarily of foreign taxes.

Reconciling items from income tax computed at the statutory federal rate were as follows:

	Year Ended December 31,
	2009	2010	2011
Federal income tax at statutory rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefits	2.8	2.6	2.5
Permanent adjustments	(2.3)	0.3	(1.8)
Net research and development and other tax credits	1.6	0.2	0.0
Valuation allowance	(35.8)	(36.0)	(33.1)
Foreign	(1.1)	0.1	(0.3)
Other	0.5	(1.8)	(1.8)
	(0.3)%	(0.6)%	(0.5)%

Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31, 2010	December 31, 2011
Net operating losses	$101,872	$179,245
Accruals, reversals and stock compensation	17,304	21,422
Deferred revenue	10,688	11,872
Credit carryforwards	3,899	4,051
Depreciation and amortization	2,714	4,169
Deferred tax assets before valuation allowance	136,477	220,759
Valuation allowance	(136,243)	(220,759)
Net deferred tax assets	$234	$—

At December 31, 2011, the Company had $497.3 million of federal net operating losses, $353.9 million of state net operating losses and $4.1 million of credit carryforwards that expire at various dates through 2031. The valuation allowance increased by $54.4 million and $84.1 million during 2010 and 2011, respectively, due to the increase in the net deferred tax assets by the same amounts (primarily due to the increased net operating losses). The net deferred tax assets are classified as other assets in the Company’s consolidated balance sheet.

Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be used annually to offset future taxable income. The amount of any annual limitation is determined based upon the Company’s value prior to an ownership change. The Company has not determined whether there has been such a cumulative change in ownership or the impact on the utilization of the loss carryforwards if such change has occurred.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, all tax years 2003 through 2011 remain open to examination by U.S. federal, state and local, or non-U.S. tax jurisdictions.

As of December 31, 2011, the Company has provided a liability for $1.0 million for uncertain tax positions related to various foreign income tax matters which are classified as other long-term liabilities in the Company’s consolidated balance sheets. The uncertain tax positions as of December 31, 2011 exclude interest and penalties of $0.3 million which are classified as other long-term liabilities on the Company’s consolidated balance sheets. These uncertain tax positions would impact the Company’s effective tax rate, if recognized. The Company does not expect that the amounts of uncertain tax positions will change significantly within the next 12 months.

A reconciliation of the beginning and ending amount of uncertain tax positions is as follows (in thousands):

	Year Ended December 31,
	2009	2010	2011
Balance at beginning of year	$630	$631	$669
Additions/(settlements)	(43)	—	348
Fluctuation in foreign exchange rates	44	38	13
Balance at end of year	$631	$669	$1,030

The Company recognizes interest and penalties accrued related to uncertain tax positions in the provision for income taxes. During the years ended December 31, 2009, 2010 and 2011, the Company recognized approximately $0.1 million, $0.1 million and $0.1 million in penalties and interest, respectively. The Company had approximately $0.3 million for the payment of penalties and interest included in other long-term liabilities at December 31, 2011.

13. Financing Arrangements

Long-Term Debt—Long-term debt consists of the following (in thousands):

	December 31, 2010	December 31, 2011
Convertible notes	$—	$140,064
Term loan	7,069	2,069
Mass Clean Energy loan	2,534	2,691
Korean subsidiary debt
Technology funds loan	44	—
Korean government loans	335	—
Total	9,982	144,824
Less amounts classified as current	5,379	2,069
Long-term debt	$4,603	$142,755

Convertible Notes—In April 2011, the Company issued $143.8 million in principal of convertible unsecured subordinated notes (the “Convertible Notes”). The Convertible Notes bear interest at 3.75%, which is payable semi-annually in arrears on April 15 and October 15 each year, beginning on October 15, 2011, and mature on April 15, 2016. Holders may surrender their Convertible Notes, in integral multiples of $1,000 principal amount, for conversion any time prior to the close of business on the business day immediately preceding the maturity date. The initial conversion rate of 138.8889 shares of common stock per $1,000 aggregate principal amount of Convertible Notes, equivalent to a conversion price of approximately $7.20 per share of the Company’s common stock, is subject to adjustment in certain events. Upon conversion, the Company will deliver shares of common stock. If the Company undergoes a fundamental change (as defined in the prospectus supplement relating to the Convertible Notes), the holders of the Convertible Notes have the option to require the Company to repurchase all or any portion of their Convertible Notes. The Company may not redeem the convertible notes prior to the maturity date.

The Company recorded a debt discount to reflect the value of the underwriter’s discounts and commissions. The debt discount is being amortized as interest expense over the term of the Convertible Notes. As of December 31, 2011, the unamortized discount was $3.7 million and the carrying value of the Convertible Notes, net of the unamortized discount, was $140.1 million. During the year ended December 31, 2011, the Company recognized interest expense of $4.6 million related to the Convertible Notes, of which $3.9 million and $0.7 million relate to the contractual coupon interest accrual and the amortization of the discount, respectively.

Term Loan—The Company has an agreement with a financial institution for a term loan facility of $15.0 million. The term loan facility is repayable over a 36-month period and accrues interest at the financial institution’s prime rate (which was 4.0% at December 31, 2010 and 2011) plus 0.75%. This term loan facility matures in September 2012. The term loan agreement is collateralized by substantially all assets of the Company, excluding intellectual property, property and equipment owned as of December 31, 2005 and certain equipment located in China.

The term loan agreement requires the Company to comply with certain covenants, which include a minimum liquidity ratio calculation. Additionally, the Company may not create, incur, assume or be liable for indebtedness, except for permitted indebtedness or create, incur or allow any lien on its property, except for permitted liens. Under the term loan agreement, an event of default would occur if the Company fails to pay any obligation due or fails or neglects to perform, keep or observe any material term provision, condition, covenant or agreement within the term loan agreement, and does not, or is not able to cure the default within the allowed grace period, or a material adverse change in the Company’s business occurs. Upon an event of default, the financial institution may declare all obligations immediately due and payable, it may stop advancing money or extending credit or it may apply against the obligation balances and deposits which the Company holds with the financial institution, among other remedies available to the financial institution under the terms of the term loan agreement.

Mass Clean Energy Loan—The Company has a forgivable loan from the Massachusetts Clean Energy Technology Center for $5.0 million. If the Company complies with certain capital expenditure conditions, $2.5 million of the loan will be forgiven and if the Company complies with certain employment conditions an additional $2.5 million will be forgiven. As of December 31, 2010 and December 31, 2011, $2.5 million is recorded as an offset to property, plant and equipment in the consolidated balance sheets as the Company is reasonably assured that the Company will comply with the conditions for the forgiveness related to the capital expenditure condition. On October 18, 2011, an amendment to the Loan and Security Agreement was executed forgiving $2.5 million of the loan as the Company has met the capital expenditure conditions. As of December 31, 2010 and December 31, 2011, the remaining $2.5 million is recorded as long-term debt as the Company is not reasonably assured that it will comply with the employment conditions. The loan has a fixed interest rate of 6.0%, and all funds borrowed under the agreement and accrued interests are due upon maturity in October 2017 if the Company has not complied with the forgiveness conditions.

Future principal payments, excluding unamortized discount of $3.7 million on Convertible Notes, due under the long-term debt agreements at December 31, 2011 are as follows (in thousands):

Years Ending December 31,	Long-Term Debt Obligations
2012	$2,069
2013	—
2014	—
2015	—
2016	140,064
Thereafter	2,691
Total future principal payments	144,824
Less current portion	2,069
Long-term portion	$142,755

Revolving Credit Facilities (see Note 1, Management Plan Note, as to subsequent event)—On September 30, 2011, the Company entered into a Revolving Credit Agreement (the “Agreement”), providing the Company a revolving loan facility in an aggregate principal amount of up to the lesser of (i) $40.0 million or (ii) a Borrowing Base (as defined in the Agreement) established at 80% of certain eligible accounts, 15% of certain eligible foreign accounts and 30% of certain eligible inventory, as more specifically described in the Agreement. The Agreement also provides a letter of credit sub-facility in an aggregate principal amount of up to $10.0 million and a swing-line loan sub-facility in an aggregate principal amount of up to $5.0 million. Any outstanding obligations under either the letter of credit sub-facility or swing-line sub-facility deduct from the availability under the $40.0 million revolving facility. The Agreement additionally provides a discretionary incremental facility in an aggregate principal amount of not less than $10.0 million and up to $35.0 million. The funding of the incremental facility is discretionary on the part of the Lenders and will depend on market conditions and other factors. The Agreement permits the Company to enter into cash management and hedging agreements with the Lenders. The agreement restricts us from paying cash dividends.

The facilities provided under the Agreement are to be used to refinance the Company’s prior outstanding revolving loan facility with the financial institution, dated as of August 2, 2006, and for working capital and general corporate purposes. The maturity date for any revolving cash borrowings under the Agreement is September 30, 2014.

Revolving cash borrowings under the Agreement will bear interest at (i) the Eurodollar Rate (as defined in the Agreement), plus 2.25% (if the Company’s liquidity is greater than $75.0 million) or 2.75% (if the Company’s liquidity is equal to or less than $75.0 million) per annum, and/or (ii) the base rate (customarily defined), plus 0.50% (if the Company’s liquidity is equal to or less than $75.0 million) per annum. The interest rate at December 31, 2011 is 2.62%.

Amounts outstanding under the Agreement (including any cash management or hedging agreements as provided in the Agreement) are secured by substantially all of the Company’s existing and future assets, except intellectual property and certain other exceptions as set forth in the Agreement and related security documents.

The Agreement contains the following financial covenants:

(a)           The Company must maintain (i) a Consolidated Liquidity Ratio (the Company’s liquidity to all outstanding obligations under the Agreement, as more specifically defined in the Agreement) of at least 2.00 to 1.00, and (ii) the Company’s liquidity at $50.0 million or above; and

(b)           The Company’s Consolidated Tangible Net Worth, excluding subordinated debt, must be at least $400.0 million.

Additionally, the Company may not create, issue, incur, assume or be liable in respect of or suffer to exist, any indebtedness, except for permitted indebtedness or create, incur, assume or suffer to exist, any lien on its property, except for permitted liens. Under the credit agreement, an event of default would occur if the Company fails to pay any obligation due or fails or neglects to perform, keep or observe any material term provision, condition, covenant or agreement within the credit agreement, and does not, or is not able to remedy the default within the allowed grace period, or a material adverse change in the Company’s business occurs. Upon an event of default, the financial institution may declare all obligations immediately due and payable, it may stop advancing money or extending credit or it may apply against the obligation balances and deposits which the Company holds with the financial institution, among other remedies available to the financial institution under the terms of the credit agreement. As of December 31, 2011, the Company was in compliance with all covenants under this facility.

The outstanding balance at December 31, 2010 and December 31, 2011 was $8.0 million and $38.1 million.

14. Stock-Based Compensation

During 2009, the Company’s Board of Directors approved the 2009 Stock Incentive Plan (the “2009 Plan”) which became effective on the closing of the Company’s initial public offering (“IPO”) on September 24, 2009. The 2009 Plan originally provided for the grant of qualified incentive stock options and nonqualified stock options or other awards to the Company’s employees, officers, directors, and outside consultants. Up to an aggregate of 3,000,000 shares of Company’s common stock, subject to increase on an annual basis, are reserved for future issuance under the 2009 Plan. During 2010, shares of common stock reserved for issuance under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) that remained available for issuance immediately prior to closing of the IPO and any shares of common stock subject to awards under the 2001 Plan that expired, terminated, or were otherwise forfeited, canceled or repurchased by the Company prior to being fully exercised were added to the number of shares available under the 2009 Plan, up to the maximum of 500,000 shares. On January 1, 2010 and 2011, 5,000,000 and 3,000,000 shares, respectively, were added to the 2009 Plan in connection with the annual increase. As of December 31, 2011, the Company had 215,999 stock-based awards available for future grant under the 2009 Plan and no stock-based awards available for future grant under the 2001 Plan.

Stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the service period (generally the vesting period of the equity grant). The Company estimates forfeitures at the time of grant and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The following table presents stock-based compensation expense included in the Company’s consolidated statements of operations (in thousands):

	Year Ended December 31,
	2009	2010	2011
Cost of sales	$1,469	$1,898	$2,422
Research, development and engineering	3,808	4,647	5,406
Sales and marketing	849	1,311	1,847
General and administrative	2,427	3,906	4,410
Total	$8,553	$11,762	$14,085

The Company has capitalized an immaterial amount of stock-based compensation as a component of inventory.

As of December 31, 2011 there was approximately $37.3 million of total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted under the plans, which is expected to be recognized over a weighted-average period of 3.18 years.

Stock Options—Stock options generally vest over a four-year period and expire 10 years from the date of grant. Upon option exercise, the Company issues shares of common stock.

The following table summarizes stock option activity for the year ended December 31, 2011:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)			(In thousands)
Outstanding—January 1, 2011	10,783	$7.64	7.41	$27,743
Granted	3,371	4.93
Exercised	(658)	3.05
Forfeited	(1,529)	9.45
Outstanding—December 31, 2011	11,967	$6.90	7.33	$1,434
Vested or expected to vest—December 31, 2011	11,382	$6.93	7.23	$1,429
Options exercisable—December 31, 2011	6,278	$6.75	5.90	$1,406

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model and assumptions as to the fair value of the common stock on the grant date, expected term, expected volatility, risk-free rate of interest and an assumed dividend yield.

Prior to the Company’s IPO, in determining the exercise prices for awards and options granted, the Company’s Board of Directors has considered the fair value of the common stock as of the date of grant. The Board of Directors determined the fair value of the common stock after considering a broad range of factors, including, but not limited to, the prices for the Company’s redeemable convertible preferred stock sold to outside investors in arm’s-length transactions, the rights, preferences and privileges of that redeemable convertible preferred stock relative to those of the Company’s common stock, the Company’s operating and financial performance, the hiring of key personnel, the introduction of new products, the Company’s stage of development and revenue growth, the lack of an active public market for common and preferred stock, industry information such as market growth and volume, the performance of similarly-situated companies in the Company’s industry, the execution of strategic and development agreements, the risks inherent in the development and expansion of our products and services, the prices of our common stock sold to outside investors in arm’s-length transactions, and the likelihood of achieving a liquidity event, such as an initial public offering or a sale of the Company given prevailing market conditions and the nature and history of the Company’s business. For awards granted subsequent to the Company’s IPO, the fair value of the common stock is generally determined based on the closing price of the stock on the NASDAQ Global Select Market on the grant date.

The Black-Scholes model assumptions for each of the periods set forth below are as follows:

	Year Ended December 31,
	2009	2010	2011
Risk-free interest rate	2.7 - 3.2%	1.9 - 3.3%	1.3 - 3.0%
Expected life	6.25 years	6.25 years	6.25 years
Expected volatility	73%	74%	74%
Expected dividends	0%	0%	0%

The Company derived the risk-free interest rate assumption from the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued. The Company based the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. The Company calculated the weighted average expected term of options using the simplified method. This decision was based on the lack of relevant historical data due to the Company’s limited operating experience. In addition, due to the Company’s limited historical data, the estimated volatility also reflects the application of the Stock Compensation Subtopic, incorporating the historical volatility of comparable companies with publicly-available share prices.

The weighted average grant date fair value of options granted during the years ended December 31, 2009, 2010 and 2011 was $7.24, $6.55 and $3.30 respectively. The intrinsic value of options exercised during the years ended December 31, 2009, 2010 and 2011 was $1.7 million, $26.1 million and $3.7 million, respectively. The Company received $0.4 million, $4.3 million and $2.0 million in cash from option exercises during the years ended December 31, 2009, 2010 and 2011.

Restricted Stock Units—The Company’s restricted stock unit awards generally vest over a four-year period and upon vesting the Company issues shares of common stock. The following table summarizes the Company’s restricted stock unit award activity for the nine months ended December 31, 2011:

	Shares	Weighted Average Fair Value
	(In thousands)
Non-vested—January 1, 2011	203	$10.13
Granted	5,333	2.51
Vested	(69)	10.03
Forfeited	(101)	6.73
Non-vested—December 31, 2011	5,366	$2.62

The fair value of restricted stock unit awards is determined based on the closing price of the Company’s common stock on the NASDAQ Global Select Market on the grant date.

15. Redeemable Convertible Preferred Stock

The following is the activity of the Company’s redeemable convertible preferred stock for the year ended December 31, 2009 (in thousands):

	Redeemable Convertible Preferred Stock
	Series A		Series A-1		Series B		Series C		Series D		Series E		Series F
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Total
Balance—January 1, 2009	8,312	8,375	2,925	4,352	9,624	19,996	8,988	30,281	10,670	69,941	6,153	102,009	—	—	234,954
Sale of series F redeemable convertible preferred stock, net of issuance costs of $262	—	—	—	—	—	—	—	—	—	—	—	—	10,862	99,590	99,590
Accretion of redeemable convertible preferred stock to redemption value	—	1	—	5	—	1	—	2	—	8	—	11	—	17	45
Conversion of redeemable convertible preferred stock to common stock	(8,312)	(8,376)	(2,925)	(4,357)	(9,624)	(19,997)	(8,988)	(30,283)	(10,670)	(69,949)	(6,153)	(102,020)	(10,862)	(99,607)	(334,589)
Balance—December 31, 2009	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	$—

During 2009, the Company authorized and issued 10.9 million shares of Series F at $9.20 per share, for gross proceeds of $99.9 million. The total direct costs related to the issuance of Series F were approximately $0.3 million.

On September 29, 2009, in conjunction with the closing of the Company’s IPO, all of the Company’s 57,533,713 outstanding redeemable convertible preferred shares automatically converted on a one-for-one basis, except for Series E redeemable convertible preferred stock, which converted on a one-for-1.38 basis, into 59,881,160 shares of common stock. At December 31, 2009, 2010 and 2011, the Company had no redeemable convertible preferred shares outstanding.

16. Redeemable Common Stock

Pursuant to a subscription agreement, in January and February 2008, the Company issued 693,000 and 900,000 shares of common stock to investors, respectively, at $7.22 per share, for gross proceeds of $11.5 million. The redemption right of the redeemable common stock would terminate upon an effective registration statement filed by the Company under the Securities Act of 1933 in connection with a public stock offering. The redemption rights of the redeemable common stock terminated on September 29, 2009 in connection with the IPO. At December 31, 2009, 2010 and 2011, the Company had no redeemable common stock outstanding.

17. Stockholders’ (Deficit) Equity

Issuance of Common Stock—On September 29, 2009, the Company closed its initial public offering of common stock of 32,407,576 shares of common stock at an offering price of $13.50 per share, of which 31,727,075 shares were sold by the Company and 680,501 shares were sold by selling stockholders, resulting in net proceeds to the Company of approximately $391.8 million, after deducting underwriting discounts and offering costs.

During the year ended December 31, 2010, the Company issued 479,282 shares of its common stock in conjunction with cash to the Automaker as consideration for an investment in the Automaker’s preferred stock. In April 2011, the Company closed the public offering of a total of 20,184,067 shares of common stock which were sold at a price of $6.00 per share. The aggregate net proceeds from the public offering, including shares sold under the underwriters’ option, was $115.2 million. Additionally, in November 2011, the Company issued 8,237,232 shares of its common stock to the IHI Corporation for a $25.0 million investment in the Company’s common stock pursuant to a stock purchase agreement which closed on November 18, 2011.

18. Related Party Transactions

Transactions with Holders of Common Stock—In November 2011, the Company entered into a technology license agreement, a product supply agreement and a stock purchase agreement with an industrial equipment manufacturer located in Japan (the “Japanese Equipment Manufacturer”). The Japanese Equipment Manufacturer agreed to make a $25.0 million equity investment in the Company’s common stock under the stock purchase agreement, which closed on November 18, 2011. The Company will exclusively license, for an initial term of 10 years, its advance battery system technology and systems integration know-how to manufacture battery systems and modules for the transportation market in Japan for a one-time non-refundable license fee of $7.5 million. During the license term, the Company will also receive royalty payments based on a percentage of the Japanese Equipment Manufacturer’s net sales of products that use or embody the licensed technology and know-how. The Company will be the exclusive supplier of lithium ion battery cells to the Japanese Equipment Manufacturer under a product supply agreement for the battery systems and modules that the Japanese Equipment Manufacturer produces. During the year ended December 31, 2011, the Company recorded $2.8 million of revenue related to development contracts and supply agreements preceding the November 2011 agreements. As of December 31, 2011, the balance due of $1.6 million from the Japanese Equipment Manufacturer is included within accounts receivable, net on the consolidated balance sheets. As of December 31, 2011, $7.5 million of the technology license fee is recorded in deferred revenue. Revenue on the license fee will be amortized over the license term expected to commence in 2012.

Transactions with Joint Venture Partner’s Affiliate—In December 2009, the Company entered into a joint venture (the “Joint Venture”) with an automaker in China (the “Chinese Automaker”) to assist the Company in growing business and sales in China’s transportation industry. The Company entered into two development agreements with the Chinese Automaker. During the years ended December 31, 2009, 2010 and 2011, the Company recorded revenue related to the development and supply agreements with the Chinese Automaker of $0.1 million, $2.2 million and $0.4 million, respectively. As of December 31, 2010, $0.5 million was recorded in deferred revenue on the consolidated balance sheets related to the development and supply agreements. There was no deferred revenue as of December 31, 2011. As of December 31, 2010 and 2011, the balance due from the Chinese Automaker was $1.9 million and $0.1 million, respectively, which is included within accounts receivable, net on the consolidated balance sheets.

Transactions with Cost-Method Investment—In January 2010, the Company entered into a supply agreement with the Automaker in which the Company also holds an investment accounted for under the cost method. The Company recognizes revenue on product shipments to the Automaker, within the consolidated statements of operations, when all revenue recognition criteria are met. During the years ended December 31, 2010 and 2011 the Company recorded $1.7 million and $41.0 million of revenue from the Automaker, respectively. No revenue from the Automaker was recorded in 2009. At December 31, 2010 and 2011, the Company has deferred $0.4 million and $3.7 million, respectively, of service and product revenue related to the supply agreement. The balance due from the Automaker as of December 31, 2010 and 2011, of $0.6 million and $3.7 million, respectively, is included within accounts receivable, net on the consolidated balance sheets.

Transactions with Equity-Method Investment—During March 2010, the Company entered into a technology license contract to license certain patents and technology to the Company’s Joint Venture for the term of the Joint Venture, which extends to April 28, 2030. In conjunction with the license agreement, the Joint Venture paid the Company the first payment of the license fee of $1.0 million in July 2010. Revenue on the license fee will be amortized over the term of the license. Revenue recognition is expected to commence upon the successful completion of training provided to employees of the Joint Venture. As of December 31, 2010 and 2011, the $1.0 million of the license fee is recorded in deferred revenue on the consolidated balance sheets. During December 2010, the Company entered into a service agreement to provide technical development, design, analysis and consultation services to the Joint Venture. Additionally, the Company entered into an agreement to provide sample battery system packs to the Joint Venture. For the years ended December 31, 2010 and 2011, the Company has recognized $0.2 million and $4.4 million of service and product revenue from the Joint Venture. The Company did not recognize any service or product revenue from the Joint Venture for the year ended December 31, 2009. At December 31, 2010 the Company deferred $0.2 million of service and product revenue related to the service agreement and initial sample shipments. There was no deferred revenue as of December 31, 2011. As of December 31, 2010 and 2011, $0.5 million and $1.5 million are included within accounts receivable, net on the consolidated balance sheets for amounts due from the Joint Venture.

19. Quarterly Information (Unaudited)

The following information has been derived from unaudited consolidated financial statements that, in the opinion of management, include all recurring adjustments necessary for a fair statement of such information (in thousands, except per share amounts):

Quarter Ended	March 31,	June 30,	September 30,	December 31,	Total
Fiscal year 2011
Revenue	$18,097	$36,353	$64,319	$40,378	$159,147
Gross loss	(15,477)	(17,531)	(19,573)	(37,467)	(90,048)
Net loss	(53,673)	(55,390)	(63,717)	(84,977)	(257,757)
Net loss attributable to A123 Systems, Inc. common stockholders	(53,646)	(55,390)	(63,717)	(84,977)	(257,730)
Net loss per share attributable to A123 Systems, Inc. common stockholders—basic and diluted	$(0.51)	$(0.44)	$(0.51)	$(0.65)	$(2.12)
Fiscal year 2010
Revenue	$24,468	$22,608	$26,218	$24,018	$97,312
Gross loss	(2,041)	(2,949)	(3,075)	(9,374)	(17,439)
Net loss	(29,102)	(34,287)	(43,735)	(45,813)	(152,937)
Net loss attributable to A123 Systems, Inc. common stockholders	(29,025)	(34,218)	(43,656)	(45,661)	(152,560)
Net loss per share attributable to A123 Systems, Inc. common stockholders—basic and diluted	$(0.28)	$(0.33)	$(0.42)	$(0.43)	$(1.46)
Fiscal year 2009
Revenue	$23,220	$19,702	$23,597	$24,530	$91,049
Gross profit (loss)	1,806	(2,575)	(1,875)	(48)	(2,692)
Net loss	(18,884)	(22,340)	(22,891)	(22,474)	(86,589)
Net loss attributable to A123 Systems, Inc. common stockholders	(18,748)	(21,930)	(22,815)	(22,331)	(85,824)
Net loss per share attributable to A123 Systems, Inc. common stockholders—basic and diluted	$(2.02)	$(2.36)	$(1.78)	$(0.20)	$(2.55)

20. Subsequent Events

On January 25, 2012, the Company sold an aggregate of 12,500,000 units to an institutional investor at a negotiated price of $2.034 per unit, with each unit consisting of (i) one share of its common stock (“Common Stock”) and (ii) one warrant to purchase one share of Common Stock, in a registered direct offering for gross proceeds of approximately $25.4 million. The net proceeds to the Company from the sale of the units, after deducting the placement agent’s fees and other estimated offering expenses, was approximately $23.5 million.

The warrants have an exercise price of $2.71 per share, and the warrants can be exercised beginning on the date that is six months and one day after the initial closing date and will expire 24 months after the date on which they become exercisable. In addition, during a ten trading day period approximately five months following the initial closing date of the transaction and during another ten day trading period approximately six months following the initial closing date of the transaction, the Company has the right, subject to certain conditions, to require the investors to purchase in each such period up to an additional 6,250,000 shares of Common Stock, for an aggregate of up to 12,500,000 additional shares of Common Stock. The sale price for the additional shares will be based on a fixed 10% discount to a volume weighted average price measurement at the time the Company exercises each such right. The Company cannot require the investor to purchase more than $100.0 million of additional shares.

On March 6, 2012, the Company entered into the First Amendment to its Revolving Credit Agreement that was previously established on September 30, 2011. The amendment extends the Revolving Termination Date of the agreement to June 1, 2013 (see Note 1, Management Plan Note, as to subsequent event).

The amendment increases all applicable interest rates by 0.50%, such that the revolving cash borrowings under the Agreement now bear interest at (i) the Eurodollar Rate (as defined in the Agreement), plus 2.75% (if the Company’s liquidity is greater than $75.0 million) or 3.25% (if the Company’s liquidity is equal to or less than $75.0 million) per annum, and/or (ii) the base rate (customarily defined), plus 0.50% (if the Company’s liquidity is greater than $75.0 million) or 1.00% (if the Company’s liquidity is equal to or less than $75.0 million) per annum.

The eligible inventory component of the Borrowing Base (as defined in the Agreement) formula remains capped at 30% of the entire Borrowing Base, but the previous limitation on this eligible inventory component increased from 20% of all outstanding revolving extensions of credit to the lesser of $8.0 million or 50% of all outstanding revolving extensions of credit. Also, the required Consolidated Tangible Net Worth (as defined in the Agreement) that the Company must maintain decreased from $400.0 million to $300.0 million.